UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

 Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Conyers Park II Acquisition Corp.

(Name of Issuer)
Units, each consisting of one share of Class A common stock and one-fourth of one redeemable warrant

(Title of Class of Securities)
212896203

(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 212896203	SCHEDULE 13G/A	Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS Woodson Capital Master Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,775,001
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,775,001
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,775,001
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.2%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 212896203	SCHEDULE 13G/A	Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS Woodson Capital General Partner, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,000,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 212896203	SCHEDULE 13G/A	Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS Woodson Capital Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,000,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON PN, IA

CUSIP No. 212896203	SCHEDULE 13G/A	Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS Woodson Capital GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,000,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 212896203	SCHEDULE 13G/A	Page 6 of 10 Pages

1		NAME OF REPORTING PERSONS James Woodson Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,000,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,000,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,000,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 212896203	SCHEDULE 13G/A	Page 7 of 10 Pages

Item 1.	(a) Name of Issuer:

Conyers Park II Acquisition Corp. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

1 Greenwich Office Park, 2nd Floor

Greenwich, CT 06831

Item 2.	(a) Name of Person Filing:

(i) Woodson Capital Master Fund, LP, a Cayman Islands exempted company (“Woodson Master ”), with respect to the Units held by it;

(ii) Woodson Capital General Partner, LLC, a Delaware limited liability company and the general partner of the Woodson funds (the “Fund General Partner”), with respect to the Units held by the Woodson funds;

(iii) Woodson Capital Management, LP, a Delaware limited partnership and the investment manager of the Woodson funds (the “Investment Manager”), with respect to the Units held by the Woodson funds;

(iv) Woodson Capital GP, LLC, a Delaware limited liability company and the general partner of the Investment Manager (the “Investment Manager General Partner”), with respect to the Units held by the Woodson funds; and

(v) James Woodson Davis, a United States citizen and the sole managing member of the Investment Manager General Partner (“Woodson”), with respect to the Units held by the Woodson funds.

(b) Address of Principal Business Office, or, if none, Residence:

The address of the principal business office of (i) all of the Reporting Persons other than Woodson Master is 101 Park Avenue, 48th Floor, New York, New York, 10178; and (ii) Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Islands.

(c) Citizenship:

The citizenship of each of the Reporting Persons is set forth in the cover page for each Reporting Person.

(d) Title of Class of Securities:

Units, each consisting of one share of Class A common stock and one-fourth of one redeemable warrant (the “Shares”)

(e) CUSIP Number:

212896203

CUSIP No. 212896203	SCHEDULE 13G/A	Page 8 of 10 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is an entity specified in (a) - (k):
Not Applicable.

Item 4. Ownership

(a) Amount beneficially owned: See Item 9 on the cover page(s) hereto.

(b) Percent of class: See Item 11 on the cover page(s) hereto.

(c) Number of Units as to which such person has:

(i) Sole power to vote or to direct the vote: See Item 5 on the cover page(s) hereto.

(ii) Shared power to vote or to direct the vote: See Item 6 on the cover page(s) hereto.

(iii) Sole power to dispose or to direct the disposition of: See Item 7 on the cover page(s) hereto.

(iv) Shared power to dispose or to direct the disposition of: See Item 8 on the cover page(s) hereto.

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable.

Item 8. Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G/A pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 212896203	SCHEDULE 13G/A	Page 9 of 10 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

WOODSON CAPITAL GP, LLC
By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member

WOODSON CAPITAL GENERAL PARTNER, LLC
By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member

WOODSON CAPITAL MANAGEMENT, LP
On its own behalf
And as Investment Manager to
WOODSON CAPITAL MASTER FUND, LP

By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member of Woodson Capital GP, LLC

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis

CUSIP No. 212896203	SCHEDULE 13G/A	Page 10 of 10 Pages

Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2020

WOODSON CAPITAL GP, LLC
By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member

WOODSON CAPITAL GENERAL PARTNER, LLC
By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member

WOODSON CAPITAL MANAGEMENT, LP
On its own behalf
And as Investment Manager to
WOODSON CAPITAL MASTER FUND, LP

By: James Woodson Davis

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis
	Title:	Managing Member of Woodson Capital GP, LLC

By:	/s/ James Woodson Davis
	Name:	James Woodson Davis